                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  FORM 8-K/A


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of  report (Date of earliest event reported):  APRIL 10, 1996



                             WHITTAKER CORPORATION
            (Exact name of registrant as specified in its charter)


                                   DELAWARE
                (State or other jurisdiction of incorporation)


        1-5407                                                 95-4033076
(Commission File Number)                                (IRS Identification No.)


              1955 NORTH SURVEYOR AVENUE, SIMI VALLEY, CA   93063
                   (Address of principal executive offices)

                                (805) 526-5700
             (Registrant's telephone number, including area code)

          This Form 8-K/A amends Item 7 of that certain Form 8-K filed on April 25, 1996 (the "Original Form 8-K") by including the financial statements referred to below.

Item 7.   Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

     In connection with the business acquisition described in Item 2 of the Original Form 8-K, attached are the financial statements of the business acquired for the required periods, consisting of (i) balance sheets of Xyplex, Inc. ("Xyplex") as of December 31, 1995 and 1994, (ii) the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, (iii) balance sheets of Xyplex as of March 31, 1996 and December 31, 1995, and (iv) the related statements of operations and cash flows for the three months ended March 31, 1996 and 1995.

(b)  Pro forma financial information.

     In connection with the business acquisition described in Item 2 of the Original Form 8-K, attached is the pro forma financial information required pursuant to Article 11 of Regulation S-X, consisting of condensed combining statements of operations of Whittaker Corporation and its subsidiaries and Xyplex for the year ended October 31, 1995, and the six months ended April 30, 1996.

(c)  Exhibits.

     23.1 Consent of Independent Public Accountants of Arthur Andersen LLP

     23.2 Consent of Independent Accountants of Coopers & Lybrand L.L.P.

                                      (2)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Raytheon Company:

We have audited the accompanying balance sheets of Xyplex, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, interest expense associated with Raytheon Company's general corporate debt has not been allocated to Xyplex, Inc.'s financial statements. Also as discussed in Note 1, Xyplex, Inc. has earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As discussed in Note 2, certain costs and expenses presented in the financial statements represent allocations of the costs of services provided to Xyplex, Inc. by Raytheon Company. As a result of these factors, the financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Xyplex, Inc. operated as a nonaffiliated entity.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 22, 1996

                                 XYPLEX, INC.

                                BALANCE SHEETS

                          December 31, 1995 and 1994



                                                                1995        1994
                                                                ----        ----
                   ASSETS

Current assets:
  Cash and cash equivalents                                $    113,000   $    140,000
  Short-term investments                                        400,000        400,000
  Accounts receivable, less reserve of $805,000 and
    $719,000 in 1995 and 1994, respectively                  19,584,000     18,663,000
  Inventory                                                   8,974,000      8,397,000
  Other current assets                                          790,000        456,000
  Receivable from parent company                             33,774,000     35,447,000
                                                           ------------   ------------

Total current assets                                         63,635,000     63,503,000

Property and equipment, net                                   7,854,000      6,386,000
Deferred tax asset                                            6,136,000      3,168,000
Other assets                                                  2,032,000      1,627,000
Goodwill                                                     85,624,000    123,982,000
                                                           ------------   ------------

Total assets                                               $165,281,000   $198,666,000
                                                           ============   ============

LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
  Current portion of capital lease obligations                  472,000        796,000
  Accounts payable                                            7,517,000      6,504,000
  Accrued payroll and employee benefits                       4,749,000      3,326,000
  Other accrued expenses                                      1,700,000        900,000
  Deferred revenue                                            3,134,000      1,551,000
                                                           ------------   ------------

Total current liabilities                                    17,572,000     13,077,000

Long-term portion of capital lease obligations                   84,000        604,000
Commitments and contingencies

Parent company investment                                   147,625,000    184,985,000
                                                           ------------   ------------

Total liabilities and parent company investment            $165,281,000   $198,666,000
                                                           ============   ============

   The accompanying notes are an integral part of the financial statements.

                                 XYPLEX, INC.

                             STATEMENTS OF INCOME

                for the years ended December 31, 1995 and 1994


                                                               1995          1994
                                                               ----          ----
Net sales                                                $107,617,000     $ 95,233,000
Cost of sales                                              49,360,000       40,646,000
                                                         ------------     ------------
Gross profit                                               58,257,000       54,587,000
                                                         ------------     ------------
Operating expenses:
  Selling and marketing                                    35,675,000       25,283,000
  General and administrative                                6,300,000        5,008,000
  Research and development                                 16,039,000       13,045,000
  Parent company allocations                                  425,000           24,000
  Amortization of goodwill                                  8,358,000        1,393,000
  Impairment of goodwill                                   30,000,000                -
  Acquisition charges                                               -        4,299,000
                                                         ------------     ------------
Total operating expenses                                   96,797,000       49,052,000
                                                         ------------     ------------
(Loss) income from operations                             (38,540,000)       5,535,000

Interest expense                                              (74,000)        (131,000)
Interest income                                                22,000          834,000
Interest income from parent company                         2,238,000          212,000
                                                         ------------     ------------
Net (loss) income before income tax provision             (36,354,000)       6,450,000
Provision for federal income taxes                          1,006,000        3,152,000
                                                         ------------     ------------
Net (loss) income                                        $(37,360,000)    $  3,298,000
                                                         ============     ============

   The accompanying notes are an integral part of the financial statements.

                                 XYPLEX, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY

                for the years ended December 31, 1995 and 1994

                                                       Common Stock                         Additional      Parent         Total
                                                       ------------         Retained         Paid-in        Company    Stockholder's
                                                     Shares     Amount      Earnings         Capital       Investment      Equity
                                                  ----------    -------    ------------    -----------    -----------   ------------
Balance, January 1, 1994                           6,055,000    $61,000    $ 22,083,000    $34,537,000                  $ 56,681,000

Exercise of stock options                            141,000      1,000               -         46,000                        47,000

Tax benefit related to employee stock options              -          -               -      1,172,000                     1,172,000

Sale of common stock under employee
     stock purchase plan                              60,000      1,000               -        805,000                       806,000

Net income earned through date of acquisition              -          -       1,641,000              -                     1,641,000

Acquisition by Raytheon Company                   (6,256,000)   (63,000)    (23,724,000)   (36,560,000)   $ 60,347,000             -

Allocation of goodwill to parent company
      investment                                           -          -               -              -     122,981,000   122,981,000

Net income                                                 -          -               -              -       1,657,000     1,657,000
                                                   ---------    -------    ------------    -----------    ------------  ------------

Balance, December 31, 1994                                 -          -               -              -     184,985,000   184,985,000

Net loss                                                   -          -               -              -     (37,360,000) (37,360,000)
                                                   ---------    -------    ------------    -----------    ------------  ------------

Balance, December 31, 1995                                 -          -               -              -    $147,625,000  $147,625,000
                                                   =========    =======    ============    ===========    ============  ============


   The accompanying notes are an integral part of the financial statements.

                                        XYPLEX, INC.

                                  STATEMENTS OF CASH FLOWS

                       for the years ended December 31, 1995 and 1994


                                                                         1995                      1994
                                                                         ----                      ----
Cash flows from operating activities:
Net (loss) income                                                   $(37,360,000)              $ 3,298,000
Adjustments to reconcile net income to net cash provided by
     operating activities:
   Depreciation and amortization                                      13,868,000                 5,239,000
   Impairment of goodwill                                             30,000,000                         -
   Tax benefit from employee stock options                                     -                 1,172,000
   Deferred income tax provision                                      (2,968,000)               (2,453,000)
   Changes in assets and liabilities:
     Accounts receivable                                                (921,000)               (5,546,000)
     Inventory                                                          (577,000)               (3,402,000)
     Other current assets                                               (334,000)                 (114,000)
     Accounts payable and accrued expenses                             1,096,000                   893,000
     Deferred revenue                                                  1,583,000                   720,000
     Other assets                                                       (110,000)                  (18,000)
                                                                    ------------              ------------

       Net cash provided by (used in) operating activities             4,277,000                  (211,000)
                                                                    ------------              ------------

Cash flows from investing activities:
   Purchase and sale of equipment, net                                (6,437,000)               (3,760,000)
   Purchase of licenses and other intangible assets                     (836,000)               (1,090,000)
   Net proceeds from sales of securities                                       -                19,917,000
                                                                    ------------              ------------

       Net cash (used in) provided by investing activities            (7,273,000)               15,067,000

Cash flows from financing activities:
   Increase in accounts payable related to cash overdrafts             2,140,000                 1,866,000
   Repayment of note payable                                                   -                  (253,000)
   Proceeds from exercise of stock options                                     -                    46,000
   Proceeds from sale of stock under employee stock purchase plan              -                   805,000
   Payments of capital leases                                           (844,000)                 (863,000)
   Net receipts from (payments to) parent company                      1,673,000               (33,140,000)
                                                                    ------------              ------------

       Net cash provided by (used in) financing activities             2,969,000               (31,539,000)

Net decrease in cash and cash equivalents                                (27,000)              (16,683,000)

Cash and cash equivalents, beginning of year                             140,000                16,823,000
                                                                    ------------              ------------

Cash and cash equivalents, end of year                              $    113,000              $    140,000
                                                                    ============              ============

   The accompanying notes are an integral part of the financial statements.

                                 XYPLEX, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies:
     ------------------------------------------

     Basis of Presentation

     Xyplex, Inc. (the "Company" or "Xyplex") designs, manufactures, markets and supports data networks. On October 7, 1994, Xyplex was acquired by Raytheon Company ("Raytheon") for total consideration of $186,000,000. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Raytheon were revalued to their fair value. The excess of the purchase price over the fair value of the net assets acquired was approximately $125,000,000 and accordingly, goodwill and the parent company investment were increased by $125,000,000. Effective on the close of business on April 9, 1996, Xyplex was acquired by Whittaker Corporation.

     The accompanying historical financial statements present the Company's results of operations and its financial condition as a stand alone entity through October 7, 1994 and as a wholly-owned subsidiary of Raytheon thereafter. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Raytheon. (See Note 2 for further discussion of allocations.) Additionally, as discussed in further detail below, Xyplex earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As a result of these factors, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

     The Company has had transactions in the normal course of business with Raytheon and its subsidiaries. Revenues from these transactions, totaling $1,172,000 in 1995 and $128,000 in 1994, are in accordance with Xyplex's normal terms and conditions. The remaining receivables from these transactions with Raytheon are included in trade accounts receivable and totaled $458,000 and $28,000 as of December 31, 1995 and 1994,
     respectively.

     Additionally, Xyplex transferred a substantial amount of its cash and investments to Raytheon upon the acquisition date and has subsequently participated in the Raytheon cash management program. All of this cash management activity is recorded in the receivable from parent company account. Intercompany activity also includes allocations of corporate expenses, state and federal income tax payments and credits, and interest earned on the intercompany receivable balance itself. Interest is earned on the intercompany receivable balance at a rate of 6.25% in 1995 and 5% in 1994 and totaled approximately $2,238,000 in 1995 and $212,000 in 1994.

                                   Continued

                                 XYPLEX, INC.

     Parent Company Investment

     The parent company investment account represents the net assets of the company. As described above, this account was credited with the excess of the purchase price over the fair value of Xyplex's net assets at the time of Raytheon's purchase.

     Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries, Xyplex Foreign Sales Corporation, Inc., a foreign sales corporation formed in April 1990 and Xyplex Security Corp., formed in May 1991. Significant intercompany accounts and transactions have been eliminated in consolidation. The assets of Xyplex Security Corp. were liquidated during 1994 after the Company was purchased by Raytheon. Effective in 1995, the Company's foreign sales were reported under Raytheon's foreign sales corporation (RITL).

     Use of Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents and Short-Term Investments

     Cash equivalents include all highly liquid investments with original maturities of ninety days or less at the time of acquisition. All other investments are considered to be short-term investments and are recorded at cost which approximates fair value. Under the Company's cash management system with Raytheon, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. The Company has determined the net overdraft balance by bank and has correspondingly reclassified these amounts to Accounts Payable.

     Revenue Recognition

     The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract. A provision is made at the time of shipment for estimated warranty costs to be incurred.

                                   Continued

                                 XYPLEX, INC.

     Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line and accelerated methods in amounts that allocate the cost of these assets over their estimated useful lives as follows:


                                                                Estimated
     Asset Classification                                       Useful Life
     --------------------                                       -----------
     Equipment                                                  5 years
     Computer equipment                                         3 years
     Furniture and fixtures                                     5 years
     Leasehold improvements                                     Term of Lease
     Demonstration units                                        3 years
     Equipment under capital lease                              Term of Lease

     Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and the related gains or losses are reflected in income.

     Intangibles

     Goodwill, which represents the amount Raytheon incurred in excess of the fair value of the net assets of Xyplex on the date of purchase, is amortized on a straight-line basis over a period of 15 years. For the years ended December 31, 1995 and 1994, the Company incurred amortization expense related to this asset of $8,358,000 and $1,393,000. Accumulated amortization related to goodwill totaled $9,751,000 and $1,393,000 as of December 31, 1995 and 1994.

     Other intangibles assets, consisting primarily of licenses, are included in other assets. These assets are amortized over a one to three year period based on net realizable value. For the years ended December 31, 1995 and 1994, the Company incurred amortization expense of $444,000 and $245,000. Accumulated amortization related to these other assets totaled $624,000 and $180,000 as of December 31, 1995 and 1994.

                                   Continued

                                 XYPLEX, INC.

     The Company periodically reviews the carrying value of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying values or estimated useful lives. At each balance sheet date, management evaluates the carrying value of intangible assets to determine whether there has been any permanent impairment. As of December 31, 1995, the Company recognized goodwill impairment of $30,000,000. This amount represents the approximate difference between the fair value and the carrying value of the Company's net assets based on the anticipated sale of the Company.

     Research and Development and Software Development Costs

     Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of December 31, 1995 and 1994.

     Income Taxes

     The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand alone basis.

     In accordance with Raytheon's policy, all state and local taxes have been included in general and administrative expenses.

2.   Allocated Costs:
     ---------------

     The historical statements of operations include charges from Raytheon representing the Company's share of the cost of support services provided. These charges are allocations of corporate expenses associated with legal, marketing, management, financial and facilities management services. The basis of the allocation is dependent on the functions and includes net sales, square feet occupied, and percentage share of all other corporate assessments. For these services, the Company was charged $425,000 and $24,000 in 1995 and 1994, respectively.

     Management believes the methods used to allocate the costs are reasonable based on the company's use of such facilities and services.

                                   Continued

                                 XYPLEX, INC.

3.   Inventory:
     ---------

     Inventories consist of the following at December 31, 1995 and 1994:

                                                 1995           1994
                                                 ----           ----
        Raw materials                         $  987,000      $1,753,000
        Work in process                        3,856,000       2,874,000
        Finished goods                         4,131,000       3,770,000
                                              ----------      ----------

                                              $8,974,000      $8,397,000
                                              ==========      ==========

     Work in process and finished goods inventories include materials, labor and manufacturing overhead. At December 31, 1995 and 1994, finished goods include approximately $2,553,000 and $1,747,000, respectively, of demonstration products located at the sales and support offices and potential customer sites.

4.   Property and Equipment:
     ----------------------

     Property and equipment consist of the following:

                                                 1995           1994
                                                 ----           ----
        Equipment                            $  5,810,000    $  3,413,000
        Computer equipment                      8,433,000       6,302,000
        Furniture and fixtures                  1,626,000         835,000
        Leasehold improvements                  2,515,000       2,090,000
        Demonstration units                     3,080,000       2,372,000
                                                3,513,000       3,528,000
                                             ------------    ------------

                                               24,977,000      18,540,000
        Less - Accumulated depreciation
          and amortization                    (17,123,000)    (12,154,000)
                                             ------------    ------------

                                             $  7,854,000    $  6,386,000
                                             ============    ============

                                   Continued

                                 XYPLEX, INC.

     Equipment under capital leases had accumulated amortization of $2,942,000 and $2,078,000 as of December 31, 1995 and 1994. Acquisitions for equipment under capital lease obligations totaled $477,000 in 1994. There were no such acquisitions in 1995.

5.   Long-Term Debt:
     --------------

     At December 31, 1993, the Company had approximately $253,000 outstanding under a term note payable. Until the acquisition by Raytheon, the Company made the required monthly principal payments of approximately $23,000 plus interest. In October 1994, the Company paid this note off in full.

6.   Stock Plans:
     -----------

     During 1994, the Company had two stock options plans in effect: the 1991 Restated Stock Option Plan (the "1991 Plan") and the 1989 Consultant's Stock Option Plan (the "1989 Plan"). Under the 1991 Plan, incentive stock options were granted at an exercise price of not less than the fair market value of common stock as determined in accordance with the 1991 Plan and nonqualified options were granted at an exercise price of not less than 50% of the fair market value of the common stock at the date of grant. Under the 1989 Plan, stock options were granted to eligible consultants, as defined, at a price of not less than the fair value of the common stock at the date of grant. At the time the Company was acquired by Raytheon, the outstanding options of both of these plans were exchanged for options to purchase Raytheon stock.

     A summary of stock option activity under the 1991 Plan and the 1989 Plan follows:

                                                1991                          1989
                                               Restated                     Consultant's
                                           Stock Option Plan              Stock Option Plan
                                           -----------------              -----------------

                                         Number of     Option          Number of      Option
                                          Options       Price           Options        Price
                                          -------       -----           -------        -----
Outstanding at December 31, 1993          613,532    $  .12 - 28.62       333          $ .12
   Granted                                 24,069    $11.63 - 18.50
   Exercised                             (140,963)   $  .12 - 26.00
   Canceled                               (28,075)   $ 1.84 - 21.25
   Exchanged for Raytheon stock options  (468,563)                       (333)
                                         --------                        ----

Outstanding at December 31, 1994                -                           -
                                         --------                        ----

                                   Continued

                                 XYPLEX, INC.

     Prior to the acquisition by Raytheon, the Company also had the 1991 Employee Stock Purchase Plan (the "ESPP") in effect. Under the terms of the ESPP, the company was authorized to grant options to purchase an aggregate of 140,000 shares of common stock in a series of six-month periods. The purchase price was 85% of the lower of the fair value per share of common stock, as defined in the ESPP. At the time the Company was acquired by Raytheon, these shares were converted to Raytheon stock.

7.   Income Taxes:
     ------------

     The provision for income taxes in the accompanying consolidated statements of income consists of the following at December 31, 1995 and 1994:

                                                      1995           1994
                                                      ----           ----
Federal:
Current                                           $ 3,450,000     $ 4,238,000
Deferred                                           (2,444,000)     (1,086,000)
                                                  -----------     -----------

                                                  $ 1,006,000     $ 3,152,000
                                                  ===========     ===========

A reconciliation of the federal statutory rate percentage to the Company's effective tax rate percentage is as follows for the years ended December 31, 1995 and 1994:

                                                      1995           1994
                                                      ----           ----
Income tax provision at federal statutory rate       (35.0)%         35.0 %
Amortization of nondeductible goodwill                36.9            7.6
Non-deductible acquisition charges                       -           16.2
Other                                                  0.9           (9.9)
                                                     -----           ----

Effective tax rate                                     2.8 %         48.9 %
                                                     =====           ====

The approximate income tax effect of each type of temporary difference comprising the deferred tax asset at December 31, 1995 and 1994 is as follows:

                                   Continued

                                 XYPLEX, INC.

                                                      1995         1994
                                                      ----         ----
     Inventory                                    $1,736,000   $  829,000
     Deferred revenue                                957,000      305,000
     Depreciation                                    935,000      443,000
     Accrued vacation                                463,000      394,000
     Accrued warranty                                306,000      181,000
     Bad debt                                        282,000      252,000
     Other, net                                      374,000      205,000
                                                  ----------   ----------
     Total federal deferred tax asset              5,053,000    2,609,000
     State deferred tax asset, net                 1,083,000      559,000
                                                  ----------   ----------
     Total deferred tax asset                     $6,136,000   $3,168,000
                                                  ==========   ==========

     Income taxes paid totaled approximately $3,322,000 and $2,935,000 in 1995 and 1994, respectively.

8.   401(k) Retirement Plan:
     ----------------------

     The Company had a 401(k) retirement plan covering all employees who are regularly scheduled to work 1,000 or more hours of service per year. Participants may elect to defer up to 15% of their compensation for deposit under the plan, subject to certain IRS limitations. The Company may elect to make contributions to the plan. The contributions are allocated to each eligible participant's account in proportion to each participant's deferrals for the plan year, subject to IRS limitations; participants' deferrals in excess of 6% of compensation are not matched. The Company elected not to make contributions to the plan for the year ended December 31, 1994. In 1995, the Company contributed approximately $275,000.

                                   Continued

                                 XYPLEX, INC.

9.   Lease Commitments:
     -----------------

     The Company has both operating and capital lease commitments for certain facilities and equipment. These leases expire at various dates through the year 2014.

     Future minimum lease payments under these noncancelable leases are as follows:

                                                 Operating         Capital
     Year                                         Leases            Leases
     ----                                         ------            ------
     1996                                        $1,458,000       $495,000
     1997                                           761,000         85,000
     1998                                           633,000              -
     1999                                           416,000              -
     2000                                           416,000              -
     Thereafter                                   2,278,000              -
                                                 ----------       --------

     Total minimum lease payments                $5,962,000        580,000
                                                 ==========       ========

     Less amount representing interest                              24,000
                                                                  --------

     Present value of minimum lease payments                       556,000

     Less current portion of capital lease
       obligations                                                 472,000
                                                                  --------

                                                                  $ 84,000
                                                                  ========


Rent expense was approximately $1,911,000 and $1,479,000 in 1995 and 1994, respectively.

                                   Continued

                                 XYPLEX, INC.

10.  Significant Customers and Export Sales:
     --------------------------------------

     During 1994, sales to one customer totaled approximately $12,045,000 or 12.5% of net sales. No single customer accounted for more than 10% of net sales during 1995.

     Export sales as a percentage of net sales for the years ended December 31, 1995 and 1994, respectively, are as follows:


                                                           1995         1994
                                                          -----        -----
     Europe                                               12.5%        12.0%
     Pacific Rim                                           5.0          4.1
     Canada                                                4.0          4.4
     Other                                                 9.8          5.1
                                                          ----         ----
                                                          31.3%        25.6%

11.  Employment Agreements:
     ---------------------

     During 1995, Raytheon and Xyplex provided strategic resolution bonuses to key employees. These bonuses, totaling approximately $1,500,000, were due and payable on March 1, 1996 for each employee who continued to be an employee on March 1, 1996. Of the $1,500,000 charge, approximately $250,000 was funded by Xyplex with the remainder being funded by Raytheon.

     Also during 1995, Raytheon entered into employment agreements with certain key employees of the Company which provide for salary continuation of up to 12 months in the event of termination of employment without cause. The aggregate commitment under these employment agreements should all covered employees be terminated is approximately $1,500,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Xyplex, Inc.:

We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Xyplex, Inc. (a Massachusetts corporation) and subsidiaries for the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Xyplex, Inc. and subsidiaries for the year ended December 31, 1993 in conformity with generally accepted accounting principles.



                                       ARTHUR ANDERSEN LLP



Boston, Massachusetts
January 28, 1994

                         XYPLEX, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME
                     For the Year Ended December 31, 1993
           (Rounded to the nearest thousand, except for share data)


Net Sales                                                 $76,815,000
Cost of Sales                                              29,634,000
                                                          -----------

Gross Profit                                               47,181,000
                                                          -----------

Operating Expenses
   Research and development                                10,153,000
   Selling and marketing                                   20,507,000
   General and administrative                               4,085,000
                                                          -----------

Total operating expenses                                   34,745,000
                                                          -----------

Income from operations                                     12,436,000
Interest income                                             1,183,000
Interest expense                                             (138,000)
                                                          -----------

Income before provision for income taxes                   13,481,000
Provision for income taxes                                  4,638,000
                                                          -----------

Net income                                                $ 8,843,000
                                                          ===========

Net income per common and common
   equivalent share                                       $     $1.41
                                                          ===========

Weighted average number of common
   and common equivalent shares outstanding                 6,276,000
                                                          ===========

       The accompanying notes are an integral part of the Consolidated
                             Financial Statements.

                                      (2)

                         XYPLEX, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     For the Year Ended December 31, 1993
                       (Rounded to the nearest thousand)



                                                        Common Stock
                                                        ------------             Additional                          Total
                                                    Number of      $.01 Par        Paid-In         Retained       Stockholder's
                                                      Shares         Value         Capital         Earnings          Equity
                                                    ---------      --------      -----------      -----------     -------------
Balance December 31, 1992                           5,903,000       $59,000      $32,886,000      $13,240,000      $46,185,000


Tax benefit from disqualifying dispositions                 -             -          846,000                -          846,000


Exercise of stock options                             118,000         2,000          173,000                -          175,000


Sale of common stock under employee
     stock purchase plan                               34,000             -          632,000                -          632,000


Net income                                                  -             -                -        8,843,000        8,843,000
                                                    ---------       -------      -----------      -----------      -----------


Balance December 31, 1993                           6,055,000       $61,000      $34,537,000      $22,083,000      $56,681,000
                                                    =========       =======      ===========      ===========      ===========

       The accompanying notes are an integral part of the Consolidated
                             Financial Statements.

                                      (3)

                         XYPLEX INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     For the Year Ended December 31, 1993
                       (Rounded to the nearest thousand)

Cash Flows from Operating Activities:
Net income                                                   $ 8,843,000
Adjustments to reconcile net income to net cash
        provided by operating activities -
           Depreciation and amortization                       2,688,000
           Deferred income taxes                                (173,000)
        Changes in assets and liabilities -
           Accounts receivable                                (3,663,000)
           Inventories                                        (3,895,000)
           Prepaid expenses                                     (872,000)
           Accounts payable                                      426,000
           Accrued expenses                                      979,000
           Deferred revenue                                      281,000
                                                             -----------
Net cash provided by operating activities                      4,614,000
                                                             -----------

Cash Flows from Investing Activities:
Purchase of property and equipment                            (4,073,000)
Increase in other assets                                        (246,000)
Sale of short-term investments                                 3,922,000
                                                             -----------
Net cash used in investing activities                           (397,000)
                                                             -----------

Cash Flows from Financing Activities:
Tax benefit from disqualifying dispositions                      846,000
Proceeds from exercise of stock options                          173,000
Proceeds from sale of stock under employee
        stock purchase plan                                      632,000
Payments on short-term debt                                      (47,000)
Payments on long-term debt                                      (275,000)
Payments on obligations under capital lease                     (441,000)
                                                             -----------
Net cash provided by financing activities                        888,000
                                                             -----------

Increase in Cash and Cash Equivalents                          5,105,000
Cash and Cash Equivalents, beginning of year                  11,718,000
                                                             -----------

Cash and Cash Equivalents, end of year                       $16,823,000
                                                             ===========

Supplemental Disclosure of Noncash Transactions
Acquisition of equipment under capital lease obligations      $1,361,000

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for -
Interest                                                        $138,000
Income taxes                                                  $3,750,000

       The accompanying notes are an integral part of the Consolidated
                             Financial Statements.

                                      (4)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993


(1)  OPERATIONS

Xyplex, Inc. (The "Company") a Massachusetts corporation, designs, manufactures, markets and supports data networks based on the Network 9000 Routing Hub. The Network 9000 features a robust architecture that will allow seamless integration of emerging technologies and supports a comprehensive suite of media connection types, routing, bridging, switching and remote access servers.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to consolidated financial statements.

(a)  Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Xyplex Foreign Sales Corporation, Inc., a foreign sales corporation formed in April 1990, and Xyplex Security Corp., formed in May 1991. Significant intercompany accounts and transactions have been eliminated in consolidation.

(b)  Cash and Cash Equivalents and Short-Term Investments

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of ninety days or less at the time of acquisition to be cash equivalents. All other investments are considered to be short-term investments and are recorded at cost which approximates market value. The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. The Company does not expect this to have a material effect on its classification or results of operations of its investments. At December 31, 1993, cash and cash equivalents and short-term investments include the following (rounded to the nearest thousand):


Cash and Cash Equivalents
- -------------------------
Cash and certificates of deposit                 $ 6,177,000
Commercial paper and U.S. agency securities          496,000
Municipal obligations                             10,150,000
                                                 -----------

                                                 $16,823,000
                                                 ===========

                                      (5)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)  Cash and Cash Equivalents and Short-Term Investments (Continued)


     Short-Term Investments
     ----------------------
     Municipal obligations                       $17,897,000
     U.S. agency securities                        2,420,000
                                                 -----------

                                                 $20,317,000
                                                 ===========

The municipal obligations are subject to future changes in market value, principally caused by fluctuations in interest rates.

The Company has $250,000 of restricted cash at December 31, 1993, as security for an open letter of credit with respect to the Company's United Kingdom occupancy lease.

(c)  Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist of the following at December 31, 1993 (rounded to the nearest thousand):

     Raw materials                               $1,244,000
     Work-in-process                              2,515,000
     Finished goods                               4,874,000
                                                 ----------

                                                 $8,633,000
                                                 ==========

Work in-process and finished goods inventories include materials, labor and manufacturing overhead. At December 31, 1993, finished goods include approximately $2,727,000 of demonstration products located at the Company's sales and support offices and potential customer sites.

                                      (6)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)  Property and Equipment

Property and equipment consist of the following (rounded to the nearest thousand):

Equipment                                                  $ 1,953,000
Computer equipment                                           4,822,000
Furniture and fixtures                                         667,000
Leasehold improvements                                       1,989,000
Demonstration units                                          1,822,000
Equipment under capital lease                                3,050,000
                                                           -----------
                                                            14,303,000
Less: Accumulated depreciation and amortization              7,500,000
                                                           -----------

                                                           $ 6,803,000
                                                           ===========

(e)  Depreciation and Amortization

The Company provides for depreciation and amortization using the straight-line and accelerated methods in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                           Estimated
Asset Classification                                      Useful Life
- --------------------                                      -----------
Equipment                                                     5 Years
Computer equipment                                          3-5 Years
Furniture and fixtures                                        5 Years
Leasehold improvements                                  Term of Lease
Demonstration units                                           3 Years
Equipment under capital lease                           Term of Lease

(f)  Revenue Recognition

The Company recognizes product revenue upon the shipment of goods and software maintenance and support fees ratably over the life of the contract. A provision is made at that time for estimated warranty costs to be incurred.

                                      (7)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)  Research and Development and Software Development Costs

Research and development costs, other than software development costs, have been charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant. There were no capitalized software development costs at December 31, 1993.

(h)  Net Income per Common and Common Equivalent Share

Net income per common and common equivalent share has been computed using the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Common stock equivalents outstanding are stock options that have been included in the computation using the treasury stock method only when their effects would be dilutive.

Fully-diluted net income per common and common equivalent share has not been separately presented, as the amounts are not materially different from primary income per share.

(3)  LONG-TERM DEBT

(a)  Fixed Asset Line of Credit

At December 31, 1993, the Company had borrowings of approximately $253,000, which converted to a term note payable, on a $1,500,000 fixed asset line of credit with a bank. The line expired in June 1993, and was renewed until June 1994. Any outstanding borrowings at the end of the drawdown period will be repaid commencing June 30, 1994 in 24 equal monthly installments plus interest. The Company was required to pay a facility fee of 0.25% of the total line. Borrowings under this line accrue interest at the bank's prime rate (6.0% at December 31, 1993) and are secured by the equipment purchased.

                                      (8)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(3)  LONG-TERM DEBT (Continued)

(b)  Working Capital Line of Credit

At December 31, 1993, the Company had an unsecured demand working capital line of credit with a bank, under which it can borrow the lesser of $3,500,000 or 80% of qualified accounts receivable. This line expires in June 1994. The Company was required to pay a facility fee of 0.25% of the total line. Borrowings under this line accrue interest at the bank's prime rate (6.0% at December 31, 1993). No borrowings were outstanding on this line of credit at December 31, 1993.

(c)  Lease Line of Credit

During 1993, the Company had a $1,250,000 lease line of credit with a bank against which the Company executed one drawdown in May 1993 for approximately $499,000 at an interest rate approximately 250 basis points above like-term treasury bills. Borrowings against this lease line of credit at December 31, 1993 were $684,000, and are payable in 36 equal monthly installments. This lease line expired in June 1993, and was renewed through June 1994 with a different bank for approximately $1,500,000 at the bank's internal cost of funds plus 150 basis points. In 1993, the Company executed two drawdowns against this lease line, one in September 1993 for approximately $184,000 and the second in December 1993 for approximately $679,000. Borrowings against this lease line of credit at December 31, 1993 were $863,000, and are payable in 36 equal monthly installments.

(d)  Term Notes Payable

At December 31, 1993, the Company had approximately $253,000 outstanding under its term notes payable to a bank. The Company continues to make payments on its term notes in 30 equal monthly principal payments of approximately $23,000, plus interest. Principal payments will be $203,000 and $50,000, in 1994 and 1995, respectively. Interest accrues at the bank's prime rate (6.0% at December 31, 1993). Borrowings under these notes are secured by specific fixed assets of the Company.

Certain of the above debt agreements require the Company to maintain certain levels of tangible net worth, quick ratio, and debt to equity ratio, among other requirements.

                                      (9)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(4)  COMMON STOCK

(a)  Common Stock

In May 1991, the Company completed its initial public offering of 1,800,000 shares of common stock at a price of $14 per share. The Company received $22,804,000, net of approximately $630,000 in offering expenses.

(b)  Reverse Stock Split

The stockholders approved a one-for-three reverse stock split of common stock on March 12, 1991. The accompanying consolidated financial statements have been retroactively restated to reflect this stock split.

(5)  PREFERRED STOCK

Upon the closing of the Company's initial public offering in May 1991, all of the outstanding shares of the Class C, D and E preferred stock were automatically converted into approximately 3,157,000 shares of common stock. The Company had 5,000,000 shares of undesignated preferred stock, par value $0.01 per share, authorized immediately after the closing of the initial public offering. The Board of Directors is authorized, subject to any limitation prescribed by law, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series. The Board of Directors shall determine the number of shares, designations, preferences, voting powers, qualifications, and other rights and privileges of each series of preferred stock.

(6)  STOCK PLANS

On March 12, 1991, the stockholders approved the 1991 Restated Stock Option Plan (the "1991 Plan") which restated the 1988 Incentive Stock Option Plan. Under the 1991 Plan, incentive stock options generally may be granted at an exercise price of not less than the fair market value of common stock as determined in accordance with the 1991 Plan. Under the 1991 Plan, non-qualified options may be granted at an exercise price of not less than 50% of the fair market value of the common stock at the date of grant. On May 22, 1993, four non-employee directors were each granted 1,000 non-qualified options, at a fair market value of $26.00 per share under the 1991 Plan.

On August 15, 1989, the stockholders approved the 1989 Consultants' Stock Option Plan (the "1989 Plan"). Under the 1989 Plan, stock options may be granted to eligible consultants, as defined, at a price of not less than the fair market value of the common stock at the date of grant.

                                     (10)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(6)  STOCK PLANS (Continued)

A summary of stock option activity under the 1991 Plan and the 1989 Plan follows:


                                                  1991                              1989
                                                Restated                         Consultants'
                                             Stock Option Plan                Stock Option Plan
                                             -----------------                -----------------
                                           Number of        Option          Number of       Option
                                            Options          Price           Option          Price

Outstanding at December 31, 1992            672,335     $  .12 - 28.62          333           $.12
   Granted                                   85,250      15.75 - 26.00            -              -
   Exercised                               (116,100)       .12 - 21.25            -              -
   Canceled                                 (27,953)       .45 - 28.62            -              -
                                           --------     --------------          ---           ----

Outstanding at December 31, 1993            613,532     $  .12 - 28.62          333           $.12
                                           ========     ==============          ===           ====

Exercisable at December 31, 1993            229,126     $  .12 - 28.62          333           $.12
                                           ========     ==============          ===           ====

At December 31, 1993, the Company had 919,135 and 333 shares of its common stock reserved for issuance upon the exercise of options granted under the 1991 Restated Stock Option Plan and the 1989 Consultants' Stock Option Plan, respectively.

All incentive stock options granted under the 1991 Plan and all options granted under the 1989 Plan expire not more than 10 years from the date of grant, and the Compensation Committee, under the authority delegated by the Board, prescribes the date or dates on which the options become exercisable.

On March 12, 1991, the stockholders approved the 1991 Employee Stock Purchase Plan (the "ESPP"). Under the terms of the ESPP, the Company is authorized to grant options to purchase an aggregate of 60,000 shares of common stock in a series of six-month periods. On May 7, 1993, the stockholders increased the number of shares subject to the ESPP by 80,000 shares to a total of 140,000 shares. The purchase price is 85% of the lower of the fair market value per share of common stock, as defined in the ESPP. During 1992, the stockholders amended the ESPP to eliminate the requirement that employees must first be employed by the Company for at least 90 days before participating in the Plan. As of December 31, 1993, the Company had 73,655 shares of common stock available for grant under the ESPP.

                                     (11)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(7)  INCOME TAXES

During 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Adoption of this method of accounting did not have a material effect on the Company's financial position or results of operations.

The provision for income taxes in the accompanying consolidated statement of income consists of the following at December 31, 1993 (rounded to the nearest thousand):

Federal
   Current                                      $3,876,000
   Deferred                                       (101,000)
                                                ----------
                                                 3,775,000

State
   Current                                         935,000
   Deferred                                        (72,000)
                                                ----------
                                                   863,000
                                                ----------
                                                $4,638,000
                                                ==========

A reconciliation of the federal statutory rate percentage to the Company's effective tax rate percentage is as follows for the year ended December 31, 1993:

Income tax provision at federal statutory rate        34.3%
   Increase (decrease) in tax resulting from -
     State tax provision, net of federal benefit       4.4
     Research and development tax credit              (2.0)
     Other                                            (2.3)
                                                      ----
Effective tax rate                                    34.4%
                                                      ====

During 1993, the Company realized a tax benefit of approximately $846,000 relating to the exercise of certain stock options held by employees. This benefit is reflected as a component of capital in excess of par value.

The approximate income tax effect of each type of temporary difference comprising the net deferred tax asset included in prepaid expenses at December 31, 1993, is as follows (rounded to nearest thousand):

                                     (12)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(7)  INCOME TAXES (Continued)

Depreciation                                     $  305,000
Accrued vacation                                    341,000
Inventory                                           616,000
Bad debt                                            242,000
Non-deductible accruals                             284,000
Other, net                                           92,000
                                                 ----------
                                                  1,880,000
Less valuation allowance                            357,000
                                                 ----------
                                                 $1,523,000
                                                 ==========

The valuation allowance relates to certain deferred tax assets in state jurisdictions for which the realization is uncertain. The balance of the prepaid tax asset is fully realizable through carryback to prior years.

(8)  401(k) RETIREMENT PLAN

The Company has a 401(k) Retirement Plan covering all eligible employees, as defined. Participants may elect to defer up to 15% of their compensation for deposit under the plan, subject to certain IRS limitations. The Company may elect to make contributions to the plan at the discretion of the Board of Directors in an amount determined by the Board. The contributions are allocated to each eligible participant's account in proportion to each participant's deferrals for the plan year, subject to IRS limitations; participant's deferrals in excess of 6% of compensation are not matched. The Company elected not to make contributions to the plan for the year ended December 31, 1993.

(9)  COMMITMENTS

The Company has both operating and capital lease commitments that expire at various dates through 1998 for certain facilities and equipment. Future minimum lease payments under these noncancelable leases are as follows (rounded to the nearest thousand):

                                     (13)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(9)  COMMITMENTS (Continued)

                                                      Operating        Capital
Year                                                    Leases          Leases
- ----                                                    ------          ------
1994                                                  $1,015,000     $  867,000
1995                                                     710,000        717,000
1996                                                     630,000        364,000
1997                                                     434,000              -
1998                                                     325,000              -
                                                      ----------     ----------
Total minimum lease payments                          $3,114,000      1,948,000
Less - Amount representing interest                                     160,000
                                                                     ----------
Present value of minimum lease payments                               1,788,000
Less - Current maturities of capital lease
   obligations                                                          773,000
                                                                     ----------
                                                                     $1,015,000
                                                                     ==========

Rent expense was approximately $1,099,000 in 1993.

(10) EXPORT SALES

Export sales as a percentage of net sales for the year ended December 31, 1993 are as follows:

Europe                            16 %
Canada                             5
Other                              6
                                  --
                                  27 %
                                  ==

(11) ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 1993 (rounded to the nearest thousand):

Accrued payroll and employee benefits                 $2,897,000
Accrued income taxes                                     808,000
Accrued other                                            967,000
                                                      ----------
                                                      $4,672,000
                                                      ==========

                                     (14)

                         XYPLEX, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Year Ended December 31, 1993
                                  (Continued)


(12) PURCHASE COMMITMENTS

During 1993, the Company entered into various development agreements with unrelated companies. At December 31, 1993, the Company has purchase commitments for the related products as follows:

               Year
               ----
               1994                    $1,200,000
               1995                     1,031,000
               1996                       628,000
               Thereafter
                                       ==========
                                       $2,859,000
                                       ==========

The Company has $406,000 of prepaid royalties related to these development agreements included in prepaid expenses in the December 31, 1993 balance sheet. These agreements contain termination provisions, as defined.

(13) SELECTED QUARTERLY INFORMATION (Unaudited)

The following summarized unaudited results of operations for the fiscal quarters in 1993 have been accounted for using generally accepted accounting principles for interim reporting purposes, and include adjustments (consisting of normal recurring adjustments) which the Company considers necessary for the fair presentation of results for these interim periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                     (In thousands, except per share data)
                     -------------------------------------
                              First       Second      Third        Fourth
                              Quarter     Quarter     Quarter      Quarter
                             --------     -------     -------      -------
Net sales                     $18,122     $19,366     $18,979      $20,348
Gross profit                   11,489      12,020      11,449       12,223
Income from operations          3,335       3,531       2,687        2,883
Net income                      2,307       2,439       1,998        2,099
Net income per share          $  0.37     $  0.39     $  0.32      $  0.34

                                     (15)

                                 XYPLEX, INC.
                     Condensed Consolidated Balance Sheets
                                (In thousands)

                                                                            March 31,         December 31,
                                                                              1996                1995
                                                                           (Unaudited)
                                                                         -------------        -------------
ASSETS

CURRENT ASSETS:
   Cash and equivalents                                                       $  1,007           $    113
   Short-term investments                                                           --                400
   Accounts receivable (less reserve of $980 and $805, respectively)            18,369             19,584
   Inventory                                                                     9,535              8,974
   Other current assets                                                          1,030                790
   Receivable from parent company                                               33,154             33,774
                                                                              --------           --------
      Total current assets                                                      63,095             63,635

Property and equipment                                                          26,136             24,977
Less: Accumulated depreciation                                                 (18,162)           (17,123)
                                                                              --------           --------
Net Fixed Assets                                                                 7,974              7,854

Deferred tax asset                                                               6,731              6,136
Other assets                                                                     2,049              2,032
Goodwill                                                                        84,035             85,624
                                                                              --------           --------

TOTAL ASSETS                                                                  $163,884           $165,281
                                                                              ========           ========

LIABILITIES AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES:
   Current portion of capital leases                                               390                472
   Accounts payable                                                              6,015              7,517
   Accrued payroll and benefits                                                  4,673              4,749
   Other accrued expenses                                                        2,576              1,700
   Deferred revenue                                                              3,989              3,134
                                                                              --------           --------
      Total current liabilities                                                 17,643             17,572

Long-term portion of capital leases                                                 41                 84

PARENT COMPANY INVESTMENT:
   Investment by parent                                                        183,328            183,328
   Accumulated deficit                                                         (37,128)           (35,703)
                                                                              --------           --------
Parent company investment                                                      146,200            147,625
                                                                              --------           --------

TOTAL LIABILITIES AND INVESTMENT BY PARENT                                    $163,884           $165,281
                                                                              ========           ========

           See notes to condensed consolidated financial statements.

                                      (1)

                                 XYPLEX, INC.
                  Condensed Consolidated Statements of Income
              For the Three Months Ended March 31, 1996 and 1995
                                (In thousands)
                                  (Unaudited)


                                                   1996            1995
                                                   ----            ----
Net Sales                                        $26,388         $28,027

Cost of Sales                                     12,015          12,425
                                                 -------         -------

Gross Profit                                      14,373          15,602

Operating Expenses:
    Selling and marketing                          8,743           8,086
    General and administrative                     1,837           1,564
    Research and development                       4,010           3,522
    Parent company allocations                       100             106
    Amortization of goodwill                       1,589           2,089
                                                 -------         -------

            Total operating expenses              16,279          15,367

Income (loss) from operations                     (1,906)            235

Interest expense                                     (65)            (26)
Interest income                                                        5
Interest income from parent company                  698             541
                                                 -------         -------

Net income (loss) before income tax provision     (1,273)            755

Provision for federal income taxes                   152             935
                                                 -------         -------

Net loss                                         $(1,425)          ($180)
                                                 =======         =======

See notes to condensed consolidated financial statements.

                                      (2)

                                 XYPLEX, INC.
                Condensed Consolidated Statements of Cash Flows
              For the Three Months Ended March 31, 1996 and 1995
                                (In thousands)
                                  (Unaudited)

                                                                                 1996            1995
                                                                                 ----            ----
OPERATING ACTIVITIES
   Net loss                                                                  $(1,425)         $  (180)
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
       Depreciation and amortization                                           2,683            3,442
       Change in deferred taxes                                                 (595)            (742)
       Changes in operating assets and liabilities:
          Decrease (increase) in receivables                                   1,215           (1,840)
          Increase in inventories and other current assets                      (801)          (3,445)
          Increase (decrease) in accounts payable and accrued expenses          (702)           3,039
          Increase (decrease) in deferred revenue                                855              (13)
                                                                             -------          -------
   Net cash provided by operating activities                                   1,230              261
                                                                             -------          -------

INVESTING ACTIVITIES
   Purchase and sale of property and equipment, net                           (1,159)          (3,490)
   Purchase of licenses and other intangible assets                              (72)            (196)
   Proceeds from maturities of securities                                        400
                                                                             -------          -------
   Net cash used by investing activities                                        (831)          (3,686)
                                                                             -------          -------

FINANCING ACTIVITIES
   Payments of capital leases                                                   (125)            (234)
   Net payments to parent company                                                620            3,954
                                                                             -------          -------
   Net cash provided by financing activities                                     495            3,720
                                                                             -------          -------

   Net increase in cash                                                          894              295
   Cash at beginning of year                                                     113              540
                                                                             --------         -------
   Cash at end of period                                                     $ 1,007          $   835
                                                                             =======          =======

           See notes to condensed consolidated financial statements.

                                      (3)

                                 XYPLEX, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Corporate Relationship

Xyplex, Inc. (the "Company") was acquired by Raytheon Company ("Raytheon") on October 7, 1994. Effective on the close of business on April 9, 1996, Xyplex was acquired by Whittaker Corporation.

The condensed financial statements present the Company's results of operations and its financial condition as a wholly-owned subsidiary of Raytheon. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements, which also include certain intercompany allocations which represent management's estimates of the costs of services provided to the Company by Raytheon. In addition, the Company earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As a result of these factors, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

Note 2.   Basis of Presentation

While the quarterly financial information contained in this filing is unaudited, the financial statements presented reflect all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The information included in this report should be read in conjunction with the Company's audited financial statements and notes thereto.

Note 3.   Inventories

Inventories consist of (in thousands):

                                       March 31,           December 31,
                                        1996                  1995
Finished goods                          $4,230                $4,131
Work in process                          4,106                 3,856
Raw materials                            1,199                   987
                                        ------                ------

Total inventories                       $9,535                $8,974
                                        ======                ======

                                      (4)

Item 7(b).  Pro Forma Financial Information

                             WHITTAKER CORPORATION
             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

On April 10, 1996, Whittaker Corporation (the "Company") acquired all of the stock of Xyplex, Inc. ("Xyplex"), a wholly-owned subsidiary of Raytheon Company ("Raytheon"). The purchase price was $67.5 million in cash, subject to certain adjustments, and $50.0 million in the form of 1,974,333 newly issued shares of the Company's common stock. Other direct costs associated with the acquisition were approximately $1.3 million. On April 24, 1995, the Company acquired all of the stock of Hughes LAN Systems, Inc. ("HLS"), a subsidiary of Hughes Electronics Corporation. The subsidiary was renamed Whittaker Communications Inc. ("WCI"), and was acquired for a purchase price of $16.0 million in cash, subject to certain adjustments, and a $15.0 million convertible subordinated note. The HLS acquisition agreement also provides for contingent deferred payments, not to exceed $25.0 million, based on future sales of certain WCI products during the period November 1, 1995 through October 31, 1999.

The following unaudited pro forma condensed combining statements of operations of the Company and its subsidiaries are based upon the combination of the historical financial statements of the Company, and the historical financial statements of Xyplex and WCI prior to their acquisition by the Company. The unaudited pro forma condensed combining statement of operations for the year ended October 31, 1995 has been prepared to illustrate the effect of the two business combinations, each of which has been accounted for as a purchase, as though each business combination occurred on November 1, 1994. The unaudited pro forma condensed combining statement of operations for the six months ended April 30, 1996 has been prepared to illustrate the effect of the Xyplex purchase as though it had occurred on November 1, 1995.

The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to Unaudited Pro Forma Condensed Combining Statement of Operations. Because the acquisitions of both Xyplex and WCI were completed prior to April 30, 1996, the balance sheets of both entities are included in the consolidated balance sheet of the Company as of April 30, 1996 which is included in its Form 10-Q for the period ended April 30, 1996.

The Company has not completed all appraisals and evaluations necessary to finalize Xyplex's purchase price allocations and accordingly, actual adjustments that reflect appraisals and other evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments presented herein. Such evaluations may include restructuring or other integration actions involving Xyplex and WCI which may result in adjustments to the purchase price allocation and charges to income. The unaudited pro forma condensed combining statements of operations are presented for illustrative purposes only and are not necessarily indicative of the consolidated results of operations of the Company that would have been reported had the business combinations occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of the Company for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combining statements of operations for operating and synergistic benefits that may be realized through the combination of the entities. The unaudited pro forma condensed combining statements of operations, including the Notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company and Xyplex which are incorporated herein by reference, and included herein, respectively.

                             Whittaker Corporation
        Unaudited Pro Forma Condensed Combining Statement of Operations
                      For the Year Ended October 31, 1995
                   (In thousands, except per share amounts)


                                                                                              Pro Forma Adjustments
                                            Whittaker          WCI             Xyplex       --------------------------
                                            Year Ended    6 Months Ended     Year Ended     Related to     Related to       Pro
                                           October 31,       March 31,      December 31,       WCI           Xyplex        Forma
                                               1995            1995             1995        Acquisition    Acquisition    Combined
                                           -----------    --------------    ------------    -----------    -----------    --------
Sales                                        $159,479          $21,976         $107,617                                   $289,072
                                             --------          -------         --------      --------        --------     --------

Costs and expenses
  Cost of sales                                89,974           13,410           49,360                                    152,744
  Engineering and development                   7,741            5,352           16,039           116  (a)                  29,248
  Selling, general and administrative          39,990           11,458           80,758        (1,336) (b)    (38,358) (f) 100,781
                                                                                                  869  (b)      7,825  (f)
                                                                                                                 (425) (g)
  Acquired in-process research
          and development                       3,250                                          (3,250) (c)                      -
                                             --------          -------         --------      --------        --------     --------

Operating profit (loss)                        18,524           (8,244)         (38,540)        3,601          30,958        6,299

  Interest expense                              5,897            1,016               74        (1,016) (d)        (74) (h)  12,908
                                                                                                1,016  (d)      5,995  (h)
  Interest income                                (568)                           (2,260)                        2,238  (i)    (590)
  Other expense                                   169                                                                          169
                                             --------          -------         --------      --------        --------     --------

Income (loss) before provision for taxes       13,026           (9,260)         (36,354)        3,601          22,799       (6,188)

Provision (benefit) for taxes                   5,161                             1,006        (3,383) (e)     (2,784) (j)       -
                                             --------          -------         --------      --------        --------     --------

Net income (loss)                            $  7,865          $(9,260)        $(37,360)     $  6,984        $ 25,583     $ (6,188)
                                             --------          -------         --------      --------        --------     --------

Earnings (loss) per share                    $    .82                                                                     $  (0.58)
                                             ========                                                                     ========

Average common and common
  equivalent shares outstanding                 9,625                                                                       10,606
                                             ========                                                                     ========

See accompanying notes to unaudited pro forma condensed combining statement of operations.

                                      (1)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                 CONDENSED COMBINING STATEMENT OF OPERATIONS
                      For the Year Ended October 31, 1995


Note 1.   General

The Whittaker Corporation unaudited pro forma condensed combining statement of operations and related notes give effect to the business combinations of Xyplex and WCI as purchases. The unaudited pro forma condensed combining statement of operations of the Company and its subsidiaries, Xyplex, and WCI for the year ended October 31, 1995 assumes that each business combination occurred on November 1, 1994. Xyplex and WCI historical financial statements are for fiscal years ended December 31 and accordingly, the historical information for the calendar quarters of both entities has been combined with the fiscal quarters of the Company for the purpose of the pro forma presentation.

All interim financial data used to develop the Whittaker Corporation unaudited pro forma condensed combining statement of operations is unaudited, but in the opinion of the Company's management, reflects all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof. However, it should be understood that accounting measurements at interim dates may be less precise than at year end.

The preliminary allocation of the Xyplex purchase price among the identifiable tangible and intangible assets, as reflected in the accompanying pro forma condensed combining statement of operations, was based on an analysis of the fair value of those assets. The Company continues to analyze the assets acquired and liabilities assumed and further adjustments to the purchase price and changes in the allocation of the purchase price may occur. Acquired in-process research and development was analyzed through interviews and analysis of data concerning each Xyplex developmental project. Expected future cash flows of each such project were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in completing the project, and thereby achieving technological feasibility, and risks related to the viability of and potential changes in future markets. This analysis resulted in approximately $11.7 million of acquired in-process research and development, which, under generally accepted accounting principles, was expensed immediately upon the completion of the acquisition in the period ended April 30, 1996 and reflected in the historical statement of income of Whittaker for that period.

                                      (2)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                      For the Year Ended October 31, 1995
                                  (Continued)


Note 1.   General (Continued)

Xyplex's developed technology was analyzed using the same methodology and resulted in an estimated value of $15.0 million, which is being amortized over five years. Xyplex's customer base was analyzed by determining the estimated cost to reconstruct the customer base, and resulted in an estimated value of $20.0 million, which is being amortized over fifteen years. Xyplex's workforce was analyzed by determining, on a replacement cost basis, the cost to find and interview candidates and train new employees in their new positions, and resulted in an estimated value of $2.2 million, which is being amortized over five years. Goodwill which is related to the ongoing value of the acquired communications networking business is being amortized over 20 years.

The Company expects to incur additional non-recurring charges during the remainder of its 1996 fiscal year related to the elimination of duplicate facilities, relocation and severance costs, and other integration costs. These amounts have not yet been finalized and are not reflected in the accompanying pro forma condensed combining statement of operations.

Note 2.   Earnings (Loss) Per Share

The pro forma combined primary earnings (loss) per share have been computed based on the weighted average number of common shares outstanding during the period, after increasing the net loss for the dividend requirements on the Company's outstanding $5.00 Cumulative Preferred Stock. Common stock equivalents are not dilutive for the pro forma period presented. The exercise of the conversion option on the 7% convertible subordinated note issued in the HLS acquisition is not considered dilutive for purposes of calculating fully diluted earnings (loss) per share.

Note 3.   Pro Forma Adjustments

(a) Reflects the additional depreciation of property, plant and equipment based upon the allocation of purchase price to equipment depreciated using methods and terms consistent with those utilized by the Company.

(b) Reflects the elimination of WCI historical amortization expense totaling $1,336,000 and the additional amortization expense of $869,000 based upon the allocation of purchase price to intangible assets.

(c) Reflects the elimination of acquired in-process research and development which is directly a result of the acquisition.

                                      (3)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                      For the Year Ended October 31, 1995
                                  (Continued)


Note 3.   Pro Forma Adjustments (Continued)

(d) Reflects the elimination of $1,016,000 of interest charged by Hughes Electronics Corporation during the period and the recording of $1,016,000 of additional interest expense on convertible notes and bank borrowings which were used by the Company to fund the acquisition.

(e) Reflects the tax benefit of operating losses incurred by WCI during the period, limited to the Company's consolidated tax expense.

(f) Reflects the elimination of Xyplex historical amortization expense and impairment loss totaling $38,358,000 and the additional amortization expense of $7,825,000 based upon the allocation of purchase price to intangible assets.

(g) Reflects the elimination of Xyplex historical allocations of corporate expenses of $425,000.

(h) Reflects the elimination of $74,000 of interest expense of Xyplex during the period and the recording of $5,995,000 of additional interest expense on additional bank borrowings, and amortization of related debt issuance costs, incurred by the Company to fund the acquisition.

(i) Reflects the elimination of historical interest income earned by Xyplex on investment balances during the period.

(j) Reflects the tax benefit of operating losses incurred by Xyplex during the period, limited to the Company's consolidated tax expense.

                                      (4)

                             Whittaker Corporation
        Unaudited Pro Forma Condensed Combining Statement of Operations
                           For the Six Months Ended
                                April 30, 1996
                   (In thousands, except per share amounts)


                                                    Whittaker           Xyplex
                                                  6 Months Ended     6 Months Ended
                                                    April 30,          March 31,            Pro Forma            Pro Forma
                                                      1996               1996              Adjustments            Combined
                                                  -------------      --------------        -----------           ---------

Sales                                                $ 92,025           $ 54,992                                  $147,017
                                                     --------           --------              -------             --------

Costs and expenses

   Cost of sales                                       52,384             25,585                                    77,969
   Engineering and development                          6,977              8,761                                    15,738
   Selling, general and administrative                 27,555             55,898              (33,679)  (a)         53,021
                                                                                                3,454   (a)
                                                                                                 (207)  (b)
   Acquired in-process research
      and development                                  11,700                                 (11,700)  (c)
                                                     --------           --------              -------             --------

Operating profit (loss)                                (6,591)           (35,252)              42,132                  289

   Interest expense                                     3,686                 21                  (21)  (d)          6,344
                                                                                                2,658   (d)
   Interest income                                     (5,622)            (1,346)               1,346   (e)         (5,622)
   Other expense                                           46                 56                                       102
                                                     --------           --------              -------             --------

Income (loss) before provision for taxes               (4,701)           (33,983)              38,149                  535

Provision (benefit) for taxes                          (1,701)               130                2,314   (f)            743
                                                     --------           --------              -------             --------

Net income (loss)                                    $ (3,000)          ($34,113)             $35,835             $ (1,278)
                                                     ========           ========              =======             ========

Loss per share                                       $  (0.33)                                                    $  (0.12)
                                                     ========                                                     ========

Average common and common
   equivalent shares outstanding                        9,136                                                       10,905
                                                     ========                                                     ========

      See accompanying notes to unaudited pro forma condensed combining statement of operations.

                                      (1)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                 CONDENSED COMBINING STATEMENT OF OPERATIONS
                    For the Six Months Ended April 30, 1996


Note 1.   General

The Whittaker Corporation unaudited pro forma condensed combining statements of operations and related notes gives effect to the business combination of Xyplex as a purchase. The unaudited pro forma condensed combining statement of operations of the Company and its subsidiaries and Xyplex for the six months ended April 30, 1996, assumes that the Xyplex business combination occurred on November 1, 1995. The Xyplex historical financial statements are for fiscal years ended December 31 and accordingly, the historical information for the calendar quarters has been combined with the fiscal quarters of the Company for the purpose of the pro forma presentation.

All interim financial data used to develop the Whittaker Corporation unaudited pro forma condensed combining statement of operations is unaudited, but in the opinion of the Company's management, reflects all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof. However, it should be understood that accounting measurements at interim dates may be less precise than at year end.

The preliminary allocation of the Xyplex purchase price among the identifiable tangible and intangible assets, as reflected in the accompanying pro forma condensed combining statement of operations, was based on an analysis of the fair value of those assets. The Company continues to analyze the assets acquired and liabilities assumed and further adjustments to the purchase price and changes in the allocation of the purchase price may occur. Acquired in-process research and development was analyzed through interviews and analysis of data concerning each Xyplex developmental project. Expected future cash flows of each such project were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in completing the project, and thereby achieving technological feasibility, and risks related to the viability of and potential changes in future markets. This analysis resulted in approximately $11.7 million of acquired in-process research and development, which, under generally accepted accounting principles, was expensed immediately upon the completion of the acquisition in the period ended April 30, 1996 and reflected in the historical statement of income of Whittaker for that period. This amount was eliminated in the pro forma condensed combining statement of operations as it represents a material non-recurring charge.

                                      (2)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                       For the Year Ended April 30, 1996
                                  (Continued)


Note 1.   General (Continued)

Xyplex's developed technology was analyzed using the same methodology and resulted in an estimated value of $15.0 million, which is being amortized over five years. Xyplex's customer base was analyzed by determining the estimated cost to reconstruct the customer base, and resulted in an estimated value of $20.0 million, which is being amortized over fifteen years. Xyplex's workforce was analyzed by determining, on a replacement cost basis, the cost to find and interview candidates and train new employees in their new positions, and resulted in an estimated value of $2.2 million, which is being amortized over five years. Goodwill which is related to the ongoing value of the acquired communications networking business is being amortized over 20 years.

The Company expects to incur additional non-recurring charges during the remainder of its 1996 fiscal year related to the elimination of duplicate facilities, relocation and severance costs, and other integration costs. These amounts have not yet been finalized and are not reflected in the accompanying pro forma condensed combining statement of operations.

Note 2.   Loss Per Share

The pro forma combined primary loss per share has been computed based on the weighted average number of common shares outstanding during the period, after increasing the net loss for the dividend requirements on the Company's outstanding $5.00 Cumulative Preferred Stock. Common stock equivalents are not dilutive for the pro forma period presented. The exercise of the conversion option on the 7% convertible subordinated note issued in the HLS acquisition is not considered dilutive for purposes of calculating fully diluted loss per share.

Note 3.   Pro Forma Adjustments

(a) Reflects the elimination of Xyplex historical amortization expense and impairment loss totaling $33,679,000 and the additional amortization expense of $3,454,000 based upon the allocation of purchase price to intangible assets.

(b) Reflects the elimination of Xyplex historical allocations of corporate expenses of $207,000.

(c) Reflects the elimination of acquired in-process research and development which is directly a result of the acquisition.

                                      (3)

                             WHITTAKER CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                       For the Year Ended April 30, 1996
                                  (Continued)


Note 3.   Pro Forma Adjustments (Continued)

(d) Reflects the elimination of $21,000 of interest expense of Xyplex during the period and the recording of $2,658,000 of additional interest expense on additional bank borrowings, and amortization of related debt issuance costs, incurred by the Company to fund the acquisition.

(e) Reflects the elimination of historical interest income earned by Xyplex on investment balances during the period.

(f) Reflects the additional provision for taxes associated with taxable pro forma adjustments.

                                      (4)

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       WHITTAKER CORPORATION



Date:  June 21, 1996                   By: /s/ Richard Levin
                                           -------------------------------
                                           Richard Levin, Vice President
                                           Chief Financial Officer

                                 EXHIBIT INDEX



                                                                  SEQUENTIALLY
EXHIBIT NO.                       DESCRIPTION                     NUMBERED PAGE
- -----------                       -----------                     -------------


   23.1             Consent of Independent Public Accountants
                         of Arthur Andersen LLP


   23.2             Consent of Independent Accountants of
                         Coopers & Lybrand L.L.P.